Exhibit 99.1

	General Motors	GM Communications media.gm.com

For Release:

July 26, 2006, 7:00 a.m. EDT
GM Reports Improved Second-Quarter Financial Results
Reported net loss of $3.2 billion, or $5.62 per share
Adjusted net income of $1.2 billion, or $2.03 per share
Structural cost reduction target increased to $9 billion
Increased liquidity to $22.9 billion, supported by improved cash flow
Record revenue of $54.4 billion
DETROIT – General Motors Corp. (NYSE: GM) today reported significantly improved 2006 second quarter financial results. Global automotive operations were profitable on an adjusted basis, excluding special items, for the first time since 2004, and the company posted a second consecutive quarter of record revenue.
GM reported a net loss of $3.2 billion, or $5.62 per share, for the second quarter of 2006, compared with a reported loss of $987 million, or $1.75 per share, for the year-ago quarter. The net loss for the quarter included a total of $4.3 billion, or $7.66 per share, in special items that reflected a previously announced $3.7 billion after-tax charge related to the successful accelerated attrition program, in which 34,400 hourly employees participated. Other special items included a loss related to the pending sale of 51 percent of GMAC, a gain on the disposition of Isuzu stock, and restructuring charges.
GM posted 2006 second-quarter adjusted net income, excluding special items, of $1.2 billion, or $2.03 per share, on record revenue of $54.4 billion. This reflects a $1.4 billion improvement from the year-ago adjusted loss of $231 million, or $0.41 per share, on revenue of $48.5 billion.
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“With the support of our employees, unions, dealers, suppliers and stockholders, we are moving rapidly and aggressively to address our challenges and restructure GM for future success,” said Rick Wagoner, GM chairman and chief executive officer. “It’s rewarding to see our automotive business return to profitability on an operating basis and a clear sign that we’re on the right track, but there is more work to be done.”
Wagoner also said the success of the accelerated attrition program in the United States, along with other cost initiatives, led GM to increase its structural cost reduction target in North America to $9 billion from $8 billion on an average annual running rate basis by the end of 2006.
“Our turnaround has not just gained traction, it’s accelerating into high gear,” Wagoner said. “While significant work still remains, our ability to identify and initiate $9 billion in cost cuts over the course of the past year is unprecedented in this industry.
“We’re particularly pleased with the speed with which our people have implemented our turnaround plan. Conventional wisdom is that you can’t turn a ship as big as GM around quickly. We aim to prove that conventional wisdom wrong.”
GM Automotive Operations
GM’s global automotive operations earned $362 million on an adjusted basis, excluding special items, representing an improvement of $1.3 billion year-over-year. This is due primarily to significant improvement in GM North America and continued profitability improvement in other regions.
GM’s global market share in the second quarter was 13.8 percent, up from the first quarter market share of 13.1 percent, but down from 15.1 percent last year. The change in global market share is largely attributable to last year’s highly successful employee discount incentive program in North America and lower fleet sales in Europe.
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“We know we have to develop and build great cars and trucks to grow our business and we’re encouraged by the recent success of our newest vehicles, particularly in the U.S. market,” Wagoner said. “Our new full-size SUVs, the Chevrolet Impala and HHR, and Pontiac G6 have all posted strong sales this quarter. Our newly launched vehicles will account for about 30 percent of our U.S. retail sales this year and grow to 40 percent next year.”
GM North America posted an adjusted net loss of $85 million, excluding special items, in the second quarter of 2006, a $1.1 billion improvement over the prior year period. The improvement is attributable to reductions in GM’s cost base across a broad range of activities, including improvement in warranty and other quality-related costs and a reduction in ongoing pension expense, due largely to the success of the hourly attrition program.
The attrition program and other cost initiatives have enabled GM to increase its structural cost reduction target in North America. GM expects to realize approximately $6 billion in cost savings in 2006, up from the previously announced $5 billion. A major contributor to this improvement is the April 30 remeasurement of the U.S. hourly pension plans, which will result in a pre-tax pension expense reduction of about $700 million for the 2006 calendar year.
“We have made solid progress in implementing our North America turnaround plan in the first half, posting more than $2 billion worth of improvements at GMNA, excluding special items,” Wagoner continued. “More significantly, the impact of our cost-reduction efforts on the bottom line will accelerate in the second half. This, combined with building sales momentum from our new cars and trucks and improved marketing, should enable us to continue to improve year-over-year results significantly.”
GM Europe posted adjusted earnings, excluding special items, of $124 million for the quarter, an improvement of $94 million compared with earnings of $30 million in the second quarter of 2005. The improved earnings reflect favorable material costs and improvements in pricing.
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“Our European operations continue to gain momentum, posting a second consecutive profitable quarter, excluding special items,” Wagoner said. “We are pleased with Saab’s global market performance, posting a sales increase of 24 percent for the first half of the year, and the continued growth of the Chevrolet brand in Europe. We are also encouraged by the response to the new Opel/Vauxhall Corsa, unveiled at the recent London Motor Show and scheduled to arrive in showrooms this fall.”
On an adjusted basis, excluding special items, GM Asia Pacific posted earnings of $167 million in the second quarter, down slightly from last year’s earnings of $183 million. The difference is more than accounted for by the loss of equity income from Suzuki following the reduction in GM’s equity stake. Market share in the region increased to 6.7 percent in the second quarter of 2006, up from 6.2 percent during the second quarter of 2005, driven by strong sales in China.
GM Latin America, Africa and Middle East posted adjusted earnings, excluding special items, of $156 million, a significant increase of $131 million compared with last year’s second quarter results of $25 million. This reflects an increase in volume and improved pricing.
GMAC
General Motors Acceptance Corporation (GMAC) reported record net income of $898 million for the second quarter of 2006, up $82 million from second quarter 2005 earnings of $816 million. GMAC’s mortgage business, ResCap, reported increased results, while the Automotive Finance and Insurance businesses reported lower earnings.
“GMAC continues to perform well despite pressure on profit margins from rising interest rates,” Wagoner said. “We remain on track to complete the sale of 51 percent of GMAC to a consortium of investors in the fourth quarter.”
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GMAC’s Automotive Finance operations reported earnings of $251 million, down $115 million from $366 million earned in the second quarter of 2005. The decrease is due to a combination of continued margin pressures, lower remarketing results in the U.S. and Canada and higher consumer credit provisions, slightly offset by certain favorable non-U.S. tax rate changes and increases in investment income.
ResCap earnings were $547 million in the second quarter of 2006, up from the $300 million earned in the year-ago period, due primarily to the $259 million gain on sale of its equity investment in a regional homebuilder. Excluding the gain on sale, ResCap earnings declined slightly in comparison to the same period last year. Mortgage originations were $47 billion for the second quarter, representing an increase from the $42.6 billion in the second quarter of last year.
GMAC’s insurance operations generated net income of $80 million for the quarter, down $20 million from earnings of $100 million in the second quarter of 2005, primarily due to a combination of lower capital gains and wholesale losses incurred in the quarter related to hail storms in the Midwest. In addition, GMAC’s insurance operations maintained a strong investment portfolio, with a market value of $7.7 billion on June 30, 2006, including after-tax net unrealized capital gains of $545 million.
GMAC provided a significant source of cash flow to GM through the payment of a $1.4 billion dividend in the second quarter.
GMAC continues to maintain adequate liquidity with cash reserve balances at June 30, 2006 of $22.7 billion, including $17.2 billion in cash and cash equivalents and $5.5 billion invested in marketable securities.
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Cash and Liquidity
GM continues to bolster its liquidity position, a key element to fund the North America turnaround plan. GM generated adjusted operating cash flow of $700 million in the second quarter of 2006, a more than $2 billion improvement versus the year-ago period. Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $22.9 billion on June 30, 2006, up from $21.6 billion on March 31, 2006.
# # #
Forward-Looking Statements
In this press release and in related comments by General Motors’ management, we will use words like “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” or “impact” to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM’s actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and an accelerated attrition program, to realize production efficiencies and to implement capital expenditures at levels and times planned by management; the pace of product introductions and market acceptance of our new products; changes in the competitive environment and the effect of competition in our markets, including on our pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; restrictions on GMAC’s and ResCap’s ability to pay dividends and prepay subordinated debt obligations to us; the final results of investigations and inquiries by the SEC and other government agencies; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; our ability to complete the timely sale of a 51-percent controlling interest in GMAC and the effect of that sale on the results of GM’s and GMAC’s operations and liquidity; labor strikes or work stoppages at GM or its key suppliers such as Delphi Corporation or financial difficulties at those key suppliers; negotiations and bankruptcy court actions with respect to our relationship with Delphi; additional credit rating downgrades and their effects; costs and risks associated with litigation; new or amended laws, regulations, policies or other activities of governments, agencies and similar organizations; price increases or shortages of fuel; changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate; and other factors affecting financing and insurance operating segments’ results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which its mortgage subsidiaries operate, and changes in its contractual servicing rights. In addition to these factors, a variety of other factors may materially affect GMAC’s actual results, including: changes in the competitive environment and the effect of competition in GMAC’s markets, including GMAC’s pricing policies; GMAC’s ability to maintain adequate financing sources and an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles and risks based on GM’s contingent benefit guarantees; changes in GMAC’s accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the threat of natural calamities.
The most recent annual reports on Form 10-K and quarterly reports on Form 10-Q filed by GM and GMAC provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K.
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We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Use of Non-GAAP Financial Measures
This press release and the accompanying tables include the following non-GAAP financial measures: (a) adjusted net income, (b) automotive cash flow, (c) GM North America vehicle revenue per unit, and (d) GMAC loss on sale. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
Adjusted Net Income
Adjusted net income excludes a charge for the special attrition program agreement, restructuring and impairments charges, and gains and losses on the sale of businesses and business interests. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.
Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that GM management does not consider part of operating results when assessing the performance of the organization and measuring the results of GM’s performance. In addition, GM has historically reported similar non-GAAP financial measures. GM believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management uses these non-GAAP financial measures to evaluate GM’s performance and believes these measures allow GM management to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income for forecasting purposes, and in determining its future capital investment allocations. Also, adjusted net income is a key variable in determining management incentive compensation. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as special attrition program agreement and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
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The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Special attrition program charges. Our non-GAAP financial measures exclude the estimated charge associated with the special attrition program agreement among the UAW, GM and Delphi. Management believes it is useful in evaluating GM’s and its management teams’ and business units’ performance during a particular time period to exclude charges associated with the special attrition program, because this irregular charge is generally associated with right sizing the GM North America business. Accordingly, management does not consider these costs as part of its core earnings for purposes of evaluating the performance of the business, and excludes such costs when evaluating the performance of the Corporation, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	Restructuring and impairment charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to GM’s significant restructurings, which involved significant layoffs. Management believes the exclusion of restructuring and impairment charges from adjusted net income is useful because management does not consider these costs part of GM’s core earnings in evaluating GM’s operational managers and including the restructuring charges would hamper investors’ ability to evaluate the performance of our management in the manner in which GM’s management evaluates performance. Additionally, management excludes restructuring and impairment charges in its determinations regarding the allocation of resources, such as capital investment, among the Corporation’s business units and as part of its forecasting and budgeting.

•	Gains and losses on the sale of business units and business interests. The gains or losses on the sale of business units and business interests are excluded from adjusted net income. While GM is involved in sales of its business units and business interests from time to time and the Corporation may have significant gains or losses from such sales in the future, such events have historically occurred sporadically. Management excludes the charges associated with these events when it evaluates the Corporation’s operations and for internal reporting, forecasting purposes and allocation of additional resources.

•	Adjusted Operating Cash Flow. GM also includes the use of non-GAAP automotive cash flow in its earnings releases and charts for securities analysts. Management believes that providing automotive cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

•	GM North America Vehicle Revenue per Unit. GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service and other income that GM does not derive from the sale of vehicles such as interest on the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle; although they are excluded from GAAP reporting because of GM’s repurchase obligations.
Contacts:
Gina Proia
GM Financial Communications
212-418-6389
914-714-9166 mobile
Brenda Rios
GM Financial Communications
313-665-3165
313-268-4710 mobile

General Motors Corporation
Non-GAAP Disclosure
     GM includes the use of non-GAAP adjusted net income (loss) in its earnings releases and charts for securities analysts. GM management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using adjusted net income. Management believes that because this measure provides it with useful supplemental information for evaluating and operating the business, investors would find it beneficial to have the opportunity to view the business in the same manner. Adjusted net income is a measure that focuses on the Corporation’s core business operations and facilitates comparison of those businesses from period to period on a consistent basis. Management also believes it is appropriate in evaluating the Corporation’s operations to exclude restructuring charges and any gain or losses from one-time items because these costs vary in size and frequency among the four geographic regions, since inclusion of these events would make results less comparable between periods and between regions.
     GM also includes the use of non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to our core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items.
     GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service and other income that GM does not derive from the sale of vehicles such as interest or the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are excluded from GAAP reporting because of GM’s repurchase obligations.
     Non-GAAP measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within the attached press release with their most directly comparable GAAP financial results.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	June 30, 2006		June 30, 2006
	Net	$1-2/3	Net	$1-2/3
	Income	EPS	Income	EPS
REPORTED
Net income	$(3,179)	$(5.62)	$(2,734)	$(4.83)

ADJUSTMENTS
Special attrition program (A)	3,659	6.47	3,659	6.47
Sale of GMAC (B)	490	0.86	490	0.86
Restructuring and impairment charges (C)	395	0.70	506	0.89
Sale of investments (D)	(212)	(0.37)	(584)	(1.03)

Subtotal	4,332	7.66	4,071	7.19

ADJUSTED

Adjusted Income — Basic EPS	$1,153	$2.04	$1,337	$2.36

Adjusted EPS — Fully Diluted		$2.03		$2.36

(A)	Relates to the results of the GM-UAW-Delphi Special Attrition Program, primarily for payments to employees (approximately $1.4 billion) and for the curtailment charges associated with GM’s U.S. hourly pension plan as a result of the attrition program (approximately $2.9 billion). The charge also includes a favorable revision of the accrual taken in the fourth quarter of 2005 for the North American plant capacity actions (approximately $600 million).

(B)	Relates to the sale of a 51% controlling interest in GMAC, expected to close in the fourth quarter of 2006.
•	Approximately $281 million after tax ($433 million pre-tax) is attributable to differences between tangible book value to be paid by the consortium of investors and GMAC’s actual book value, partially offset by 51% of the effects of previously unrecognized net gains reflected in GMAC’s other comprehensive income. The pretax portion is recorded as part of the “Loss on controlling interest in GMAC — held for sale” line item of the consolidated statement of operations, whereas the tax benefit of $152 million is recorded in the “Income tax benefit” line of the consolidated statement of operations.

•	Approximately $209 million, after tax, associated with incremental tax costs created by book to tax basis differences now recognized due to the pending sale. The tax expense of $209 million is recorded in the “Income tax benefit” line of the consolidated statement of operations.

General Motors Corporation
List of Special Items – After Tax
(Unaudited)
The consolidated statement of operations reflects a pretax loss to date of $1.2 billion in the “Loss on controlling interest in GMAC — held for sale” line item. The line item includes the $433 million pretax amount noted above, as well as a remaining pretax loss of $775 million attributable to GMAC operating lease assets classified as held for sale. Pursuant to the requirements of Statement of Financial Accounting Standards No. 144, the company is required to cease depreciation on long-lived assets classified as held for sale. Accordingly, pretax income in the second quarter was higher by $775 million as reported in the “Cost of sales and other expenses” line item of the consolidated statement of operations. However, because that amount is not recoverable at close in the sales price, a corresponding increase of $775 million was recorded in the “Loss on controlling interest in GMAC — held for sale” line item during the quarter, reducing the carrying value of operating lease assets held for sale.
(C)	Relates to various restructuring initiatives and other matters, as follows:
•	Second quarter 2006:
•	A charge of $197 million, after tax ($303 million pretax), for the write down of product-related assets at GMNA.

•	Charges totaling $182 million were recognized at GME, primarily related to the announced closure in December 2006 of the GM assembly plant in Azambuja, Portugal, which includes amounts for the writedown to fair market value of plant assets, employee separation costs, and contract cancellation charges. Second quarter GME charges also include other product-related asset impairments and separation charges.

•	Other restructuring charge of $16 million at GMLAAM.
•	Year-to-date totals include the following charges recognized in the first quarter of 2006:
•	Estimated charges of $65 million related to separations of salaried employees at GMNA.

•	Curtailment charges associated with modifications to the U.S. Retirement Program for Salaried Employees announced in the first quarter of 2006. GMNA and Other Operations recognized charges of $12 million and $3 million respectively associated with these modifications.

•	A favorable adjustment of $88 million for higher than anticipated headcount reductions associated with previously announced GMNA plant idling activities,

•	A charge of $52 million for certain components of the hourly attrition program related to retroactive lump-sum payments, recognized at GMNA.

•	Other restructuring charges of $40 million and $27 million, recognized at GME and GMLAAM, respectively.
(D)	Second quarter results include an after-tax gain of $212 million from the sale of GM’s entire investment in Isuzu Motors, Ltd. Year to date results include an after-tax gain of $372 million from the sale of 92.36 million shares of GM’s investment in Suzuki Motor Corp. (Suzuki) for approximately $2.0 billion in cash, reducing GM’s equity stake in Suzuki from 20.4% to approximately 3.7% (16.3 million shares). The gains were recognized at GMAP.

General Motors Corporation
List of Special Items – After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	June 30, 2005		June 30, 2005
	Net	$1-2/3	Net	$1-2/3
	Income	EPS	Income	EPS
REPORTED
Net income	$(987)	$(1.75)	$(2,240)	$(3.96)

ADJUSTMENTS
Salaried attrition program (A)			148	0.26
Plant and facility impairments (B)			84	0.15
Impairment of investment in FHI(C)	788	1.39	788	1.39
GME restructuring charge (D)	126	0.22	548	0.97
Tax items (E)	(158)	(0.27)	(547)	(0.97)

Subtotal	756	1.34	1,021	1.80

ADJUSTED

Adjusted Income	$(231)	$(0.41)	$(1,219)	$(2.16)

(A)	Salaried attrition program relates to voluntary early retirement and other separation programs in the U.S. in the first quarter of 2005.
(B)	Plant and facility impairments relates to the first quarter 2005 write-down to fair market value of various plant assets in connection with the cessation of production at the Lansing assembly plant.
(C)	Relates to the write-down to fair market value, as of June 30, 2005, of GM’s investment in approximately 20% of the common stock of Fuji Heavy Industries (FHI).
(D)	In the fourth quarter of 2004, GM Europe announced a restructuring plan targeting a reduction in annual structural costs of an estimated $600 million by 2006. A total reduction of 12,000 employees, including 10,000 in Germany, from 2005-2007 through separation programs, early retirements, and selected outsourcing initiatives is expected. The restructuring charge of $126 million in the second quarter of 2005 relates to approximately 500 additional separations in the second quarter, as well as those charges related to previous separations that are required to be amortized over future periods. The year-to-date charge of $548 million also includes a separation cost of $422 million in the first quarter of 2005, which related to approximately 5,650 people.
(E)	Tax items relate to tax benefits (including the Medicare Part D benefit in the U.S), in excess of GM’s previously communicated annual effective tax rate of 15%, which do not vary with the level of pre-tax income. Adjusted loss reflects an effective tax rate of 15%.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Second Quarter		Year to Date
(Dollars in millions except per share amounts)	2006	2005	2006	2005
Total net sales and revenues	$54,395	$48,469	$106,640	$94,242
Adjusted	$54,084	$48,469	$105,790	$94,242
Net income (loss)	$(3,179)	$(987)	$(2,734)	$(2,240)
Adjusted	$1,153	$(231)	$1,337	$(1,219)
Net margin
(Net income / Total net sales and revenues)	(5.8)%	(2.0)%	(2.6)%	(2.4)%
Adjusted	2.1%	(0.5)%	1.3%	(1.3)%
Earnings (losses) per share — basic
$1-2/3 par value	$(5.62)	$(1.75)	$(4.83)	$(3.96)
Earnings (losses) per share — diluted
$1-2/3 par value	$(5.62)	$(1.75)	$(4.83)	$(3.96)
Earnings (losses) per share — adjusted diluted
$1-2/3 par value	$2.03 (1)	$(0.41)	$2.36	$(2.16)
GM $1-2/3 par value average shares outstanding (Mil’s)
Basic shares	566	565	566	565
Diluted shares	567	565	567	565
Cash dividends per share of common stock
GM $1-2/3 par value	$0.25	$0.50	$0.50	$1.00
See reconciliation of adjusted financial results on pages 15 — 20, and footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	Second Quarter		Year to Date
	2006	2005	2006	2005
Book value per share of common stocks at June 30
GM $1-2/3 par value	$20.93	$42.17

Auto & Other total cash & marketable securities at June 30 ($Bil’s)	$20.1	$16.0
Readily-available assets in VEBA	$2.8	$4.2

Total Auto & Other cash & marketable securities plus readily-available assets in VEBA	$22.9	$20.2

Auto & Other Operations ($Mil’s)
Depreciation	$1,077	$1,292	$2,191	$2,562
Amortization of special tools	1,112	803	1,845	1,619
Amortization of intangible assets	15	13	29	23

Total	$2,204	$2,108	$4,065	$4,204

GM’s share of nonconsolidated affiliates’ net income (loss)
($Mil’s) Italy *	NA	$11	NA	$32
Japan +	NA	$45	$21	$95
China	$100	$99	$170	$132
South Korea #	NA	$25	NA	$17

*	During the second quarter of 2005, GM and Fiat S.p.A. completed the liquidation and termination of all joint ventures between them in existence at that time. As a result, GM regained complete ownership of all assets it originally contributed to each joint venture.

+	GM sold its investment in FHI in the fourth quarter of 2005. GM sold most of its investment in Suzuki in the first quarter of 2006, and consequently now accounts for its remaining investment as an equity security, and no longer records income on the equity basis.

#	Effective for the second quarter 2005, the results of GM Daewoo’s operations are consolidated by GM.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
Second Quarter
2006 and 2005

	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Total net sales and revenues
GMNA (2)	$28,590	$26,999	$—	$—	$28,590	$26,999
GME (2)	8,743	8,589	—	—	8,743	8,589
GMLAAM	3,820	2,935	—	—	3,820	2,935
GMAP	4,091	1,922	(311)	—	3,780	1,922

Total GMA	45,244	40,445	(311)	—	44,933	40,445
Other(3)	(331)	(267)	—	—	(331)	(267)

Total Auto & Other	44,913	40,178	(311)	—	44,602	40,178

GMAC	9,442	8,319	—	—	9,442	8,319
Other Financing(3)	40	(28)	—	—	40	(28)

Total FIO	9,482	8,291	—	—	9,482	8,291

Total net sales and revenues	$54,395	$48,469	$(311)	$—	$54,084	$48,469

Income (loss) before income taxes, equity income, and minority interests
GMNA	$(6,164)	$(1,334)	$5,932	$—	$(232)	$(1,334)
GME	(83)	(160)	274	186	191	26
GMLAAM	158	47	16	—	174	47
GMAP	396	(805)	(311)	813	85	8

Total GMA	(5,693)	(2,252)	5,911	999	218	(1,253)
Other	(409)	(381)	—	—	(409)	(381)

Total Auto & Other	(6,102)	(2,633)	5,911	999	(191)	(1,634)

GMAC	1,331	1,243	—	—	1,331	1,243
Other Financing	(431)	(15)	433	—	2	(15)

Total FIO	900	1,228	433	—	1,333	1,228

Total income (loss) before income taxes, equity income, and minority interests	$(5,202)	$(1,405)	$6,344	$999	$1,142	$(406)

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
Second Quarter
2006 and 2005

(Dollars in millions)	Reported		Special Items		Adjusted
	2006	2005	2006	2005	2006	2005
Net income (loss)
GMNA (2)	$(3,941)	$(1,137)	$3,856	$—	$(85)	$(1,137)
GME (2)	(58)	(96)	182	126	124	30
GMLAAM	140	25	16	—	156	25
GMAP	379	(605)	(212)	788	167	183

Total GMA	(3,480)	(1,813)	3,842	914	362	(899)
Other	(108)	18	—	(158)	(108)	(140)

Total Auto & Other	(3,588)	(1,795)	3,842	756	254	(1,039)

GMAC	898	816	—	—	898	816
Other Financing	(489)	(8)	490	—	1	(8)

Total FIO	409	808	490	—	899	808

Net income (loss)	$(3,179)	$(987)	$4,332	$756	$1,153	$(231)

Income tax expense (benefit)
GMNA	$(2,145)	$(212)	$2,076	$—	$(69)	$(212)
GME	(19)	(53)	92	60	73	7
GMLAAM	17	24	—	—	17	24
GMAP	105	(28)	(99)	25	6	(3)

Total GMA	(2,042)	(269)	2,069	85	27	(184)
Other	(300)	(396)	—	158	(300)	(238)

Total Auto & Other	(2,342)	(665)	2,069	243	(273)	(422)

GMAC	429	427	—	—	429	427
Other Financing	58	(7)	(57)	—	1	(7)

Total FIO	487	420	(57)	—	430	420

Income tax expense (benefit)	$(1,855)	$(245)	$2,012	$243	$157	$(2)

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
Second Quarter
2006 and 2005

(Dollars in millions)	Reported		Special Items		Adjusted
	2006	2005	2006	2005	2006	2005
Effective tax rate
Total GM Corp.	36%	17%	32%	24%	14%	1%
GMNA	35%	16%	35%	—	30%	16%
GME	23%	33%	34%	32%	38%	27%
GMAC	32%	34%	—	—	32%	34%

Equity income (loss) and minority interests
GMNA	$78	$(15)	$—	$—	$78	$(15)
GME	6	11	—	—	6	11
GMLAAM	(1)	2	—	—	(1)	2
GMAP	88	172	—	—	88	172

Total GMA	$171	$170	$—	$—	$171	$170

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
Year to Date
2006 and 2005

	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Total net sales and revenues
GMNA (2)	$57,121	$52,226	$—	$—	$57,121	$52,226
GME (2)	16,834	16,697	—	—	16,834	16,697
GMLAAM	6,960	5,234	—	—	6,960	5,234
GMAP	8,024	3,616	(850)	—	7,174	3,616

Total GMA	88,939	77,773	(850)	—	88,089	77,773
Other	(636)	(292)	—	—	(636)	(292)

Total Auto & Other	88,303	77,481	(850)	—	87,453	77,481

GMAC	18,264	16,540	—	—	18,264	16,540
Other Financing	73	221	—	—	73	221

Total FIO	18,337	16,761	—	—	18,337	16,761

Total net sales and revenues	$106,640	$94,242	$(850)	$—	$105,790	$94,242

Income (loss) before income taxes, equity income, and minority interests
GMNA	$(6,784)	$(3,546)	$5,996	$357	$(788)	$(3,189)
GME	(8)	(1,020)	337	857	329	(163)
GMLAAM	238	102	43	—	281	102
GMAP	1,030	(828)	(941)	813	89	(15)

Total GMA	(5,524)	(5,292)	5,435	2,027	(89)	(3,265)
Other	(932)	(793)	4	13	(928)	(780)

Total Auto & Other	(6,456)	(6,085)	5,439	2,040	(1,017)	(4,045)

GMAC	2,255	2,403	—	—	2,255	2,403
Other Financing	(429)	(17)	433	—	4	(17)

Total FIO	1,826	2,386	433	—	2,259	2,386

Total income (loss) before income taxes, equity income, and minority interests	$(4,630)	$(3,699)	$5,872	$2,040	$1,242	$(1,659)

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
Year to Date
2006 and 2005

	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Net income (loss)
GMNA	$(4,444)	$(2,874)	$3,897	$224	$(547)	$(2,650)
GME	(10)	(610)	222	548	212	(62)
GMLAAM	169	56	43	—	212	56
GMAP	832	(535)	(584)	788	248	253

Total GMA	(3,453)	(3,963)	3,578	1,560	125	(2,403)
Other	(328)	186	3	(539)	(325)	(353)

Total Auto & Other	(3,781)	(3,777)	3,581	1,021	(200)	(2,756)

GMAC	1,535	1,544	—	—	1,535	1,544
Other Financing	(488)	(7)	490	—	2	(7)

Total FIO	1,047	1,537	490	—	1,537	1,537

Net income (loss)	$(2,734)	$(2,240)	$4,071	$1,021	$1,337	$(1,219)

Income tax expense (benefit)
GMNA (2)	$(2,264)	$(718)	$2,099	$133	$(165)	$(585)
GME (2)	10	(386)	115	309	125	(77)
GMLAAM	67	49	—	—	67	49
GMAP	342	(38)	(357)	25	(15)	(13)

Total GMA	(1,845)	(1,093)	1,857	467	12	(626)
Other	(602)	(970)	1	552	(601)	(418)

Total Auto & Other	(2,447)	(2,063)	1,858	1,019	(589)	(1,044)

GMAC	727	856	—	—	727	856
Other Financing	59	(10)	(57)	—	2	(10)

Total FIO	786	846	(57)	—	729	846

Income tax expense (benefit)	$(1,661)	$(1,217)	$1,801	$1,019	$140	$(198)

See footnotes on page 23.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
Year to Date
2006 and 2005

	Reported		Special Items		Adjusted
(Dollars in millions)	2006	2005	2006	2005	2006	2005
Effective tax rate
Total GM Corp.	36%	33%	31%	50%	11%	12%
GMNA	33%	20%	35%	37%	21%	18%
GME	(125)%	38%	34%	36%	38%	47%
GMAC	32%	36%	—	—	32%	36%

Equity income (loss) and minority interests
GMNA	$76	$(46)	$—	$—	$76	$(46)
GME	8	24	—	—	8	24
GMLAAM	(2)	3	—	—	(2)	3
GMAP	144	255	—	—	144	255

Total GMA	$226	$236	$—	$—	$226	$236

General Motors Corporation
Operating Statistics

	Second Quarter		Year to Date
(Units in thousands)	2006	2005	2006	2005
Worldwide Production Volume
GMNA — Cars	462	458	958	928
GMNA — Trucks	775	789	1,534	1,501

Total GMNA	1,237	1,247	2,492	2,429
GME	502	501	996	1,003
GMLAAM	207	195	401	380
GMAP	489	398	961	733

Total Worldwide	2,435	2,341	4,850	4,545

Vehicle Unit Deliveries
Chevrolet — Cars	227	244	422	463
Chevrolet — Trucks	434	549	810	946
Pontiac	105	114	204	214
GMC	129	185	234	308
Buick	63	88	125	149
Oldsmobile	0	1	0	1
Saturn	56	56	103	104
Cadillac	60	72	111	122
Other	30	28	58	46

Total United States	1,104	1,337	2,067	2,353
Canada, Mexico, and Other	190	201	353	367

Total GMNA	1,294	1,538	2,420	2,720
GME	547	554	1,071	1,068
GMLAAM	245	226	476	409
GMAP	314	281	637	513

Total Worldwide	2,400	2,599	4,604	4,710

Market Share
United States — Cars	20.0%	23.5%	20.3%	23.4%
United States — Trucks	27.9%	31.3%	27.1%	29.4%
Total United States	24.2%	27.8%	24.0%	26.7%
Total North America	24.0%	27.3%	23.8%	26.4%
Total Europe	9.3%	9.6%	9.3%	9.7%
Total LAAM	17.5%	17.6%	17.2%	16.5%
Asia and Pacific	6.7%	6.2%	6.5%	5.6%
Total Worldwide	13.8%	15.1%	13.5%	14.3%

U.S. Retail/Fleet Mix
% Fleet Sales — Cars	33.7%	34.7%	37.4%	36.9%
% Fleet Sales — Trucks	24.4%	17.2%	23.5%	17.6%
Total Vehicles	28.1%	23.8%	29.0%	25.1%

GMNA Capacity Utilization
(2 shift rated, annualized)	96.6%	92.7%	97.6%	90.1%

General Motors Corporation
Operating Statistics

	Second Quarter		Year to Date
	2006	2005	2006	2005
GMAC’s Worldwide Cost of Borrowing (4)	5.79%	4.60%	5.60%	4.45%
GMAC Period End Debt Spreads Over U.S. Treasuries (bps)
2 Year	300 bp	325 bp
5 Year	370 bp	485 bp
10 Year	390 bp	480 bp

GMAC Cash Reserve Balance
($Bil’s) (5)	$22.7	$22.2

GMAC Automotive Finance Operations Consumer credit (North America)
Net charge-offs as a % of managed receivables	0.89%	0.90%	0.99%	0.93%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (6)	2.38%	1.94%	2.35%	2.02%
Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail sales	39%	37%	42%	44%
SmartLease as % of retail sales	19%	16%	21%	16%
Off-lease vehicle remarketing (U.S. only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle (7)	$13,160	$13,526	$13,408	$13,609
Off-lease vehicles terminated (units in 000s)	69	84	139	156

ResCap ($Bils)
Origination volume ($billions)	$47.0	$42.6	$88.6	$79.0
Mortgage servicing rights, net	$5.1	$3.2

GMAC Insurance Operations ($Mil’s)
Combined ratio (8)	96.2%	94.4%	93.8%	94.1%
Premiums / revenue written	$1,030	$1,038	$2,131	$2,156
Investment portfolio market value	$7,738	$7,526
After-tax net unrealized capital gains	$545	$528
See footnotes on page 23.

General Motors Corporation

	2006	2005
Worldwide Employment at June 30 (in 000’s)
United States Hourly	103	109
United States Salary	34	36

Total United States	137	145
Canada, Mexico, and Other	30	32

GMNA	167	177
GME (9)	63	58
GMLAAM	32	32
GMAP (10)	34	14
GMAC	31	34
Other	2	4

Total	329	319

Worldwide Payrolls ($Bil’s)	$5.4	$5.2	$10.7	$10.5
Footnotes:

(1)	This amount is comparable to First Call analysts’ consensus.

(2)	Effective January 1, 2006, four powertrain entities were transferred from GMNA to GME for management reporting. Accordingly, second quarter 2005 amounts have been revised for comparability by reclassifying $126 million of revenue and $16 million of net income from GMNA to GME. Year to date 2005 amounts have been revised by reclassifying $277 million of revenue and $49 million of net income from GMNA to GME.

(3)	Other Operations and Other Financing include intercompany eliminations.

(4)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.

(5)	Balance at June 30, 2006 comprises $17.2 billion of cash and cash equivalents and $5.5 billion in marketable securities with maturities greater than 90 days. Balance at June 30, 2005 comprises $19.7 billion of cash and cash equivalents and $2.5 billion in marketable securities with maturities greater than 90 days.

(6)	Excludes accounts in bankruptcy.

(7)	Prior period amounts based on current vehicle mix, in order to be comparable.

(8)	Calculated as the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

(9)	Approximately 7,000 employees were added in the fourth quarter of 2005 from a former powertrain joint venture with Fiat.

(10)	Approximately 13,000 employees were added as a result of the GM Daewoo consolidation in the third quarter of 2005.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(dollars in millions except per share amounts)
Total net sales and revenues	$54,395	$48,469	$106,640	$94,242

Cost of sales and other expenses	48,300	40,730	90,212	80,229
Selling, general, and administrative expenses	5,558	5,432	11,090	10,321
Loss on controlling interest in GMAC — held for sale	1,208	—	1,208	—
Interest expense	4,531	3,712	8,760	7,391

Total costs and expenses	59,597	49,874	111,270	97,941

Loss before income tax benefit, equity income and minority interests	(5,202)	(1,405)	(4,630)	(3,699)
Income tax benefit	(1,855)	(245)	(1,661)	(1,217)
Equity income (loss) and minority interests	168	173	235	242

Net loss	$(3,179)	$(987)	$(2,734)	$(2,240)

Basic loss per share attributable to common stock	$(5.62)	$(1.75)	$(4.83)	$(3.96)

Loss per share attributable to common stock, assuming dilution	$(5.62)	$(1.75)	$(4.83)	$(3.96)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION TO THE
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
		(dollars in millions)
AUTOMOTIVE AND OTHER OPERATIONS

Total net sales and revenues	$44,913	$40,178	$88,303	$77,481

Cost of sales and other expenses	46,851	38,720	86,365	75,866
Selling, general, and administrative expenses	3,284	3,320	6,684	6,157

Total costs and expenses	50,135	42,040	93,049	82,023
Interest expense	723	671	1,407	1,356
Net expense from transactions with Financing and Insurance Operations	157	100	303	187

Loss before income taxes, equity income, and minority interests	(6,102)	(2,633)	(6,456)	(6,085)
Income tax benefit	(2,342)	(665)	(2,447)	(2,063)
Equity income and minority interests	172	173	228	245

Net loss – Automotive and Other Operations	$(3,588)	$(1,795)	$(3,781)	$(3,777)

FINANCING AND INSURANCE OPERATIONS

Total revenues	$9,482	$8,291	$18,337	$16,761

Interest expense	3,808	3,041	7,353	6,035
Depreciation and amortization expense	637	1,404	2,148	2,802
Operating and other expenses	2,148	1,921	4,435	4,010
Loss on controlling interest in GMAC — held for sale	1,208	—	1,208	—
Provisions for financing and insurance losses	938	797	1,670	1,715

Total costs and expenses	8,739	7,163	16,814	14,562
Net income from transactions with Automotive and Other Operations	(157)	(100)	(303)	(187)

Income before income taxes, equity income, and minority interests	900	1,228	1,826	2,386
Income tax expense	487	420	786	846
Equity income (loss) and minority interests	(4)	—	7	(3)

Net income – Financing and Insurance Operations	$409	$808	$1,047	$1,537

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,	June 30
	2006	2005	2005
	(Dollars in millions)
ASSETS
Cash and cash equivalents	$22,845	$30,726	$32,261
Marketable securities	314	19,726	23,013

Total cash and marketable securities	23,159	50,452	55,274
Finance receivables — net	4,284	180,793	178,137
Loans held for sale	—	21,865	26,903
Accounts and notes receivable (less allowances)	10,691	15,578	18,465
Inventories (less allowances)	14,449	14,354	13,350
Assets held for sale	274,294	19,030	—
Deferred income taxes	32,528	29,889	27,910
Net equipment on operating leases — (less accumulated depreciation)	23,425	38,187	36,076
Equity in net assets of nonconsolidated affiliates	1,901	3,291	4,156
Property — net	39,772	40,214	40,325
Intangible assets — net	1,662	4,339	4,947
Other assets	44,541	58,086	60,458

Total assets	$470,706	$476,078	$466,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable (principally trade)	$27,697	$29,913	$28,694
Notes and loans payable	45,378	285,750	283,621
Liabilities related to assets held for sale	267,551	10,941	—
Postretirement benefits other than pensions	35,675	33,997	30,592
Pensions	15,793	11,304	9,712
Deferred income taxes	3,724	4,477	6,632
Accrued expenses and other liabilities	61,967	84,060	82,002

Total liabilities	457,785	460,442	441,253
Minority interests	1,081	1,039	902
Stockholders’ equity
$1 2/3 par value common stock (outstanding, 565,607,779; 565,518,106; and 565,503,422 shares)	943	943	943
Capital surplus (principally additional paid-in capital)	15,306	15,285	15,255
Retained earnings	(669)	2,361	11,252

Subtotal	15,580	18,589	27,450
Accumulated foreign currency translation adjustments	(1,679)	(1,722)	(1,645)
Net unrealized gains on derivatives	1,149	733	331
Net unrealized gains on securities	633	786	687
Minimum pension liability adjustment	(3,843)	(3,789)	(2,977)

Accumulated other comprehensive loss	(3,740)	(3,992)	(3,604)

Total stockholders’ equity	11,840	14,597	23,846

Total liabilities and stockholders’ equity	$470,706	$476,078	$466,001